Filed Pursuant to Rule 433
Registration No. 333-150613
E. I. du Pont de Nemours and Company
$750,000,000 5.000% Senior Notes due 2013
$1,250,000,000 6.000% Senior Notes due 2018

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	5.000% Senior Notes due July 15, 2013 (the “Notes due 2013”)
6.000% Senior Notes due July 15, 2018 (the “Notes due 2018”)

Trade Date:	July 23, 2008

Settlement Date (T+3 ):	July 28, 2008

Maturity Date:	Notes due 2013: July 15, 2013
Notes due 2018: July 15, 2018

Aggregate Principal Amount Offered:	Notes due 2013: $750,000,000
Notes due 2018: $1,250,000,000

Price to Public (Issue Price):	Notes due 2013: 99.008% plus accrued interest, if any, from July 28, 2008
Notes due 2018: 99.958% plus accrued interest, if any, from July 28, 2008

Interest Rate:	Notes due 2013: 5.000% per annum
Notes due 2018: 6.000% per annum

Interest Payment Dates:	Notes due 2013: Semi-annually on each January 15 and July 15, commencing January 15, 2009
Notes due 2018: Semi-annually on each January 15 and July 15, commencing January 15, 2009

Optional Redemption:	Notes due 2013: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 30 basis points.
Notes due 2018: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 30 basis points.

Joint Bookrunners:	Credit Suisse Securities (USA) LLC,
Goldman, Sachs & Co.,
Morgan Stanley & Co. Incorporated,
Banc of America Securities LLC,
Greenwich Capital Markets, Inc.,
J.P. Morgan Securities Inc.

Co-Managers:
Bank of China International LTD,
Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc.,
HSBC Securities (USA) Inc.,
ING Financial Markets LLC,
Mitsubishi UFJ Securities International plc,
Mizuho Securities USA Inc.,
Santander Investment Securities Inc.,
Scotia Capital (USA) Inc.,
Standard Chartered Bank,
UBS Securities LLC,
The Williams Capital Group, L.P.

CUSIPS:	Notes due 2013: 263534BU2
Notes due 2018: 263534BT5
Bank of China International LTD, Mitsubishi UFJ Securities International plc, and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that either intends to effect any sales of the Notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Credit Suisse Securities (USA) LLC toll-free at 1-(800) 221-1037, (ii) Goldman, Sachs & Co. toll-free at 1-(866) 471-2526, or (iii) Morgan Stanley & Co. Incorporated toll-free at 1-(866) 718-1649.